Exhibit 99.1

Limoneira Capitalizes on Water Fallowing Conservation Program with Yuma
Mesa Irrigation and Drainage District and the United States Bureau of Reclamation

Fallowing Program will Compensate the Company for Diverting Water Back to the Colorado River

SANTA PAULA, Calif.—August 29, 2023 – Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today announced that it has entered into an initial fallowing program with Yuma Mesa Irrigation and Drainage District (“YMIDD”) and the United States Bureau of Reclamation (“BOR”) and will commit to fallow owned land through, at least, calendar 2025.

The Company expects to receive approximately $1.32 million annually, paid in quarterly installments, for fallowing 581 acres out of its 1,300 acres of farmland in Yuma, Arizona. YMIDD will refrain from diverting Colorado River water that otherwise would have been used to irrigate fallowed lands so that the saved water may be retained in Lake Mead as Colorado River System Conservation Water, increasing the supply and elevation of Lake Mead and helping to avoid water shortages in Arizona and the lower basin.

Harold Edwards, President and Chief Executive Officer of Limoneira, stated, “Even after the recent non-strategic asset sales, we continue to manage approximately 11,100 acres of land with approximately 21,000-acre feet of owned water, usage and pumping rights. We are finding great monetization opportunities for our water assets by either fallowing acreage, leasing pumping rights or selling the water rights for significant appreciation over our investments. We believe this water monetization in Yuma, Arizona is just the beginning of additional future opportunities for our abundant water assets.”

Mr. Edwards continued, “We spent many years of striving to improve our stewardship of water on all of our properties and this has enabled us to reduce our usage and increase our available water for future monetization opportunities.”

About Limoneira Company

Limoneira Company, a 130-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 11,100 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, and other crops that are enjoyed throughout the world. For more about Limoneira Company, please visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies and managing the risks involved in the foregoing; additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investors
John Mills
Managing Partner

ICR 646-277-1254